Exhibit 10.2

INDEMNITY AND REIMBURSEMENT AGREEMENT

THIS INDEMNITY AND REIMBURSEMENT AGREEMENT (“Agreement”) is made this 15th day of March, 2006, between CARDIOVASCULAR BIOTHERAPEUTICS, INC., a Delaware corporation (“Guarantor”) and PHAGE BIOTECHNOLOGY CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A. Tenant has entered into that certain Standard Industrial Net Lease by and between Tenant and Canta Rana Ranch, L.P., a California limited partnership, dated as of March 15, 2006 with respect to approximately 7,575 square feet of space located at 6868 Nancy Ridge Drive, San Diego, California (the “Lease”). Capitalized terms used in this Agreement but not defined herein shall have the same meaning as in the Lease.

B. In order to assist Tenant in obtaining the Lease, Guarantor entered into that certain Standard Lease Guaranty dated as of March 15, 2006 under the terms of which Guarantor is required to guaranty the full performance by Tenant of its obligations under the Lease (the “Guaranty”) on the terms and conditions stated in the Guaranty (the “Guaranteed Obligations”).

C. In consideration of the Guaranty, Tenant has agreed to indemnify Guarantor, reimburse Guarantor and to pay to Guarantor certain fees for the Guaranty as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Guaranty Fees. In consideration of the Guaranty, Tenant agrees to pay Guarantor fees each month until the earlier of (i) the expiration or earlier termination of the Lease (provided that such fees shall remain due and payable until such time as Tenant has cured all defaults under the Lease claimed by Landlord that have not been remedied or withdrawn), or (ii) termination of the Guaranty. The fees shall be payable on the first day of each calendar month and shall be the sum of the following amounts (collectively, “Guaranty Fees”):

(a) 1/10 of 1% of the remaining aggregate amount of Minimum Monthly Rent due under the Lease following the payment of Minimum Monthly Rent by Tenant for the relevant calendar month (“Remaining Aggregate Monthly Rent”). By way of example, if the first day of the calendar month in question is April 1, 2006, Tenant shall pay Guarantor on April 1, 2006, 1/10 of 1% of the aggregate amount of the Minimum Monthly Rent due under the Lease from the period from May 1, 2006 to the Expiration Date of the Lease. For the purposes of this fee, “Substantial Completion of the office space” as set forth in Section 1.5 of the Lease shall be deemed to occur on May 1, 2006. In the event that Substantial Completion occurs on a different date, the fee under this subsection 3(a) shall be adjusted to reconcile the changes in the Remaining Aggregate Monthly Rent (for previous Guaranty Fees paid and the payment of future Guaranty Fees) caused by the change in the Substantial Completion Date.

(b) 1/10 of 1% of the remaining aggregate amount of Additional Rent due under the Lease following the payment of Additional Rent, which may be incurred as a result of common areas or other charges, by Tenant for the relevant calendar month (“Remaining Aggregate Additional Rent”). Since this amount can only be estimated, Guarantor and Tenant hereby agree that the amount of such Remaining Aggregate Additional Rent shall be deemed to be based on the amount of $3,000.00 per calendar month regardless of the actual amount.

Any amount of Guaranty Fees not paid by Tenant on the first calendar day of each month shall accrue interest at the lesser of twelve percent (12%) per annum or the maximum rate allowable by law (“Default Interest Rate”) until paid.

2. Guaranty Indemnity and Reimbursement Obligation. Tenant agrees to defend (with counsel reasonably acceptable to Guarantor), indemnify and hold Guarantor harmless from and against any deficiencies, judgments, settlements, assessments, demands, liabilities, losses, damages (including direct and indirect damages), interest, taxes, fines, penalties, costs or expenses (“Losses”) incurred by or imposed on Guarantor as the result of or in connection with the Guaranty and the Guaranteed Obligations. Tenant further agrees to reimburse Guarantor for any such Losses no later than ten (10) days following receipt by Tenant from Guarantor of an invoice setting forth the amount of such Losses (“Payment Period”). Any amount of such Losses that is not paid by Tenant within the Payment Period shall accrue interest at the Default Interest Rate until paid.

3. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) on the third business day following the date of mailing, if given or delivered by registered or certified mail, postage prepaid; (b) upon delivery, if given or delivered personally or if sent by prepaid courier, with a record of receipt; and (c) the day following dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy sent simultaneously by registered or certified mail, postage prepaid, return receipt requested) to the parties at the following addresses:

if to Guarantor:	On or before March 31, 2006:
CardioVascular BioTherapeutics, Inc.
7251 W. Lake Mead Blvd., Suite 300
Las Vegas, Nevada 89128
	Telephone:	(702) 248-1174
	Facsimile:	(702) 617-5651
	Attention:	Corporate Controller

After March 31, 2006:
CardioVascular BioTherapeutics, Inc.
1635 Village Center Circle, Suite 250
Las Vegas, Nevada 89134
	Telephone:	(702) 248-1174
	Facsimile:	(702) 617-5651
	Attention:	Corporate Controller

if to Tenant:	On or before March 31, 2006:
Phage Biotechnology Corporation
7251 W. Lake Mead Blvd., Suite 300
Las Vegas, Nevada 89128
	Telephone:	(702) 492-6694
	Facsimile:	(702) 492-9903
	Attention:	Corporate Controller

After March 31, 2006:
Phage Biotechnology Corporation
1635 Village Center Circle, Suite 240
Las Vegas, Nevada 89134
	Telephone:	(702) 492-6694
	Facsimile:	(702) 492-9903
	Attention:	Corporate Controller

Miscellaneous.

(a) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

(b) This Agreement constitutes the entire agreement of the parties regarding the subject matter hereof, and any prior or inconsistent understandings, representations, warranties, agreements, arrangements and negotiations are superseded hereby.

(c) This Agreement is not intended to confer on any person other than the parties hereto any rights, remedies, privileges or benefits hereunder.

(d) In order to be effective, any amendment, modification or waiver of all or any part of this Agreement must be in writing signed by both parties.

(e) This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

(f) In the event of any action or proceeding to compel compliance with, or for a breach of, the terms or provisions of this Agreement, the prevailing party shall be entitled to recover from the losing party all of its costs and expenses of such action or proceeding including, but not limited to, the reasonable attorney fees of the prevailing party.

Authority. Tenant represents that the persons executing this Agreement on behalf of Tenant have full authority to enter into this Agreement on behalf of Tenant and all necessary action on the part of Tenant required for the execution, delivery and performance by Tenant of this Agreement has been fully and effectively taken. Guarantor represents that the persons executing this Agreement on behalf of Guarantor have full authority to enter into this Agreement on behalf of Guarantor and all necessary action on the part of Guarantor for the execution, delivery and performance by Guarantor of this Agreement has been fully and effectively taken.

[Signatures continued on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GUARANTOR

CARDIOVASCULAR BIOTHERAPEUTICS, INC, a Delaware corporation

By:	/s/ Mickael A. Flaa

Its:	Chief Financial Officer

TENANT

PHAGE BIOTECHNOLOGY CORPORATION, a Delaware corporation

By:	/s/ John W. Jacobs

Its:	Chief Operating Officer